Exhibit 2.1

PURCHASE CONTRACT

between

WESTEL PROPERTIES II, LTD.
(“SELLER”)

AND

APPLE SUITES REALTY GROUP, INC.
(“BUYER”)

AND
joined in by

W.I. REALTY I, L.P., d/b/a
WESTERN INTERNATIONAL
(“WESTERN”)

Dated December 18, 2002

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8.9	Access to Financial Information	16

8.10	Bulk Sales	17

8.11	Indemnification	17

8.12	(Intentionally Omitted)

8.13	Escrow Funds	19

ARTICLE IX CONDITIONS FOR CLOSING		20

9.1	Buyer's Conditions for Closing	20

9.2	Seller's Conditions for Closing	21

ARTICLE X CLOSING AND CONVEYANCE		21

10.1	Closing	21

10.2	Seller's and Western's Deliveries	21

10.3	Buyer’s Deliveries	23

ARTICLE XI COSTS		23

11.1	Seller's Costs	23

11.2	Buyer's Costs	24

ARTICLE XII ADJUSTMENTS		24

12.1	Adjustments	24

12.2	Reconciliation and Final Payment	26

12.3	Employees	26

ARTICLE XIII CASUALTY AND CONDEMNATION		26

13.1	Risk of Loss; Notice	26

13.2	Buyer's Termination Right	27

13.3	Procedure for Closing	27

ARTICLE XIV DEFAULT REMEDIES		27

14.1	Buyer Default	27

14.2	Seller Default	27

14.3	Attorney's Fees	28

ARTICLE XV NOTICES		28

ARTICLE XVI MISCELLANEOUS		29

16.1	Performance	29

16.2	Binding Effect; Assignment	29

16.3	Entire Agreement	29

16.4	Governing Law	29

16.5	Captions	29

16.6	Confidentiality	29

16.7	Closing Documents	29

16.8	Counterparts	29

16.9	Severability	29

16.10	Interpretation	30

16.11	Business Day	30

16.12	Further Acts	30

16.13	Joint and Several Obligations	30

16.14	Notice of Proposed Listing	30

ARTICLE XVII JOINDER BY WESTERN		30

ii

SCHEDULES:

Schedule 1	Description of Hotel

EXHIBITS:

Exhibit A	Legal Description

Exhibit B	List of FF&E

Exhibit C	Escrow Agreement

Exhibit D	List of Hotel Contracts

Exhibit E	Consents

Exhibit F-1	Form of Tenant Estoppel Certificates

Exhibit F-2	Form of FF&E Estoppel Certificates

Exhibit F-3	Form of Consent, Assignment and Assumption of Management Agreement

Exhibit G	Environmental Reports

Exhibit H	Excluded Assets

Exhibit I	List of Special Assessments and Extraordinary Taxes

iii

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of the 18th day of December, 2002, by and between WESTEL PROPERTIES II, LTD., a Texas limited partnership (“Seller”), with its principal office c/o Western International, 13647 Montfort Drive, Dallas, Texas 75240, and APPLE SUITES REALTY GROUP, INC., a Virginia corporation, with its principal office at 10 South Third Street, Richmond, Virginia 23219, or its assigns (“Buyer”) and, to the extent provided herein, joined in by W. I. REALTY I, L.P., d/b/a WESTERN INTERNATIONAL, a Texas limited partnership (“Western”), with its principal office at 13647 Montfort Drive, Dallas, Texas 75240.

RECITALS

A.     Seller is the fee simple owner of the hotel property in Houston, Texas identified on Schedule 1 attached hereto and incorporated herein by reference.

B.     Buyer is desirous of purchasing such hotel property from Seller, and Seller is desirous of selling such hotel property to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PROPERTY

1.1     “Property” shall mean, collectively, all of the following with respect to the Hotel, all of which are as hereinafter defined in this Article I: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames and Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing, but excluding the property described on Exhibit H attached hereto and incorporated herein by reference (the “Excluded Assets”). “Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel. “Personal Property” shall mean, collectively, all Property with respect to the Hotel other than the Real Property.

1.2     “Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, the same being known generally as the “Residence Inn-Houston Westchase” (the “Hotel”), together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

1.3     “Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, including, without limitation, the Hotel and all related improvements and amenities described on Schedule 1 and all related facilities.

1.4     “Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements (collectively, the “Appurtenances”), including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

1.5     “FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel, (ii) leased by Seller pursuant to an FF&E Lease or (iii) constituting Excluded Assets described on Exhibit H) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing, as defined below), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E is attached hereto as Exhibit B.

1.6     “Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

1.7     “Leases” (collectively and individually, a “Lease”) shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

1.8     “Deposits” shall mean, to the extent assignable, all prepaid rents and deposits (other than any reserves for replacement of FF&E, for capital repairs or improvements or for real property taxes or insurance and utility deposits), including, but not limited to, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that to the extent Seller has not received or does not hold all of the prepaid rents and/or deposits attributable to the Leases related to the Property, Buyer shall be entitled to a credit against the cash portion of the Purchase Price allocable to the Property in an amount equal to the amount of the prepaid rents and/or deposits attributable to the Leases transferred at the Closing of such Property.

1.9     “Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by Licensor (as hereinafter defined)), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, and all zoning and/or land use notices, relating to or affecting the Property) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from Licensor (as hereinafter defined), that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, but excluding Seller’s partnership tax returns and financial information and partner’s K-1, Seller’s business plan and projections and Seller’s studies, plans, budgets and contracts related to the development and construction of the Hotel, provided that Seller shall furnish to Buyer (and the term “Records” shall include) a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for the Hotel.

1.10     “Property” shall include any and all of the following that related to or affect in any way, the design, construction, ownership, use, occupancy, leasing, maintenance, service, or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records:
    (a)     Contracts or agreements, such as maintenance, supply, service or utility contracts (collectively, the “Service Contracts”);

    (b)     Warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto (collectively, the “Warranties”);

    (c)     Permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel as a Residence Inn® by Marriott (collectively, the “Licenses”);

    (d)     Telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (collectively, the “Tradenames”) (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer pursuant to the immediately preceding subsection (c));

    (e)     Construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports (collectively, the “Contracts, Plans and Specs”); and

    (f)     Leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements, but only to the extent assumed by Buyer (collectively, the “FF&E Leases”).

1.11     “Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense. Utility deposits, if any, are to be retained by Seller, or Buyer shall give Seller a credit therefore at Closing.

All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises, concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions (as hereinafter defined).

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;
DEPOSIT; INDEPENDENT CONSIDERATION

2.1    Purchase and Sale.  Seller agrees to sell and convey to Buyer or its assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof.

2.2    Purchase Price.  Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Fourteen Million Three Hundred Thousand and No/100 Dollars ($14,300,000.00) (the “Purchase Price”).

2.3    Allocation.  Buyer and Seller shall attempt to agree, prior to the expiration of the Review Period, on an allocation of the Purchase Price between the Real Property and Personal Property related to the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they desire, subject to and in accordance with applicable laws.

2.4    Payment.  The portion of the Purchase Price, less the Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below) and less the Escrow Funds (as hereinafter defined), shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing the Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer, and the Escrow Funds shall be deposited into an escrow account pursuant to the Post-Closing Agreement (as hereinafter defined) as contemplated by Section 8.13.

2.5    Deposit

(a)    Within two (2) business days following the full execution and delivery of this Contract, Buyer shall deposit the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company (as hereinafter defined) (“Escrow Agent”). If, pursuant to the provisions of Section 3.1 of this Contract, the Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Initial Deposit to the Buyer promptly upon written notice to that effect from the Buyer.

(b)    If the Buyer has not elected to terminate this Contract on or before the expiration of the Review Period, the Buyer, within two (2) business days after the expiration of the Review Period, shall deposit with the Escrow Agent the additional sum of One Hundred Thousand and No/100 Dollars ($100,000.00) in cash, certified bank check or by wire transfer of immediately available funds, which sum shall be held by Escrow Agent, together with the Initial Deposit, as earnest money (the Initial Deposit and Additional Deposit, together with all interest earned thereon, are collectively referred to as the “Deposit”).

(c)    The Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement, a copy of which is attached hereto as Exhibit C. The

Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes. Buyer’s Federal Tax Identification Number is 54-1960237. Seller’s Federal Tax Identification Number is 75-2734439.

ARTICLE III
REVIEW PERIOD

3.1     Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on January 10, 2003, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within two (2) business days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a)     All Warranties and Licenses relating to the Hotel or any part thereof;

(b)     Financial statements and budgets for the Hotel, for the current year to date and all full prior years in which the Hotel was operational (the “Financial Statements”), provided that Seller shall not be required to provide to Buyer (i) Seller’s internally generated financial information or financial statements or (ii) Seller’s business plan and projections, provided, further, that Seller shall provide to Buyer copies of all financial statements generated by Seller that relate to the operations of the Hotel and that contain information not included in the financial statements provided to Buyer by Licensor;

(c)     All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the two (2) calendar years prior to the current year;

(d)     Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;

(e)     All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

(f)     All notices received from governmental authorities in connection with the Hotel for the current year and each of the two (2) calendar years prior to the current year and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected.

Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the Hotel and the plans specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Initial Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by the Seller to the Buyer shall be returned promptly to the Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

3.2     Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing advance (not less than 24 hours) notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Seller shall have the right to have its representative present during Buyer’s physical inspections of the Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property or the License Agreement.

3.3     Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies.

3.4     Seller Exhibits. Seller agrees to provide complete copies of Exhibits B, D, E, G, H and I for review by Buyer not later than December 20, 2002. Buyer shall have until the end of the Review Period to review and approve the information on all such Exhibits. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to Seller and the Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.

ARTICLE IV
SURVEY AND TITLE APPROVAL

4.1  Survey. Within two (2) days after execution of this Contract by Buyer and Seller, Seller shall deliver to Buyer true, correct and complete copies of the most recent survey of the Real Property. In the event that an update of the survey or a new survey (collectively, the “Survey”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2  Title. Within two (2) days after execution of this Contract by Buyer and Seller, Seller shall deliver to Buyer Seller’s existing title insurance policy, including copies of all documents referred to therein, for the Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain (i) a Commitment for Title Insurance (the “Title Commitment”) issued by LandAmerica—Dallas National Division, 7557 Rambler Road, Suite 1200, Dallas, Texas 75231, Attention: David Long (the “Title Company”), for the most recent standard Texas form of owner’s policy of title insurance, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. Buyer shall promptly provide Seller with a copy of the Title Commitment issued by the Title Company.

4.3  Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same within fifteen (15) business days after Buyer’s receipt of both the Survey and the Title Commitment, together with copies of all exceptions noted therein (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) days after Seller’s receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Deposit, and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the title review period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness or any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing.

ARTICLE 5
FRANCHISE AND MANAGEMENT

Seller has entered into a management agreement with Residence Inn By Marriott, Inc., a Delaware corporation (“Licensor”), dated April 8, 1996, as amended October 8, 1997, for the Property (the “License Agreement”). The parties hereto acknowledge that it is a condition to Seller’s and Buyer’s obligations under this Contract that Seller shall assign to Buyer, and Buyer shall be entitled to assume, the License Agreement and that Licensor shall have consented to such assignment and assumption. Buyer agrees to apply for and use reasonable efforts, and Seller shall cooperate with Buyer, to obtain Licensor’s written consent to the assignment to Buyer of the License Agreement, with such amendments as may be required by Buyer (including, without limitation, such amendments as may be required to accommodate Buyer’s and/or Buyer’s affiliates’ REIT structure), together with the assignment to Buyer of all waivers of any brand standard necessary or appropriate for the operation of the Hotel as a Residence Inn® by Marriott, substantially in the form of the Consent, Assignment and Assumption of Management Agreement attached hereto as Exhibit F-3. Seller shall have the right to approve, and, subject to such right to approve, shall be responsible for paying all costs (other than Buyer’s attorney’s fees and extraordinary costs resulting from Buyer’s affiliates REIT structure) related to such transfer and amendment, including but not limited to, the payment of license, application, transfer and similar fees thereunder, provided that Buyer shall be responsible for costs to complete the improvements set forth in any product improvement plan for the Hotel (“PIP”) to the extent required by Licensor in connection with the transfer and assignment of the License Agreement to Buyer or its affiliate. Notwithstanding anything to the contrary herein, all Licensor transfer, amendment, issuance, assignment or similar fees, if any, other than costs of PIP improvements and other than any fees not yet due under the License Agreement if assumed by Buyer and attributable to the period after Closing, shall be the sole responsibility of Seller. Seller agrees to immediately provide all information required by Licensor in connection with such transfer and amendment, and Seller and Buyer shall diligently pursue obtaining such transfer and amendment.

ARTICLE VI
COMMISSIONS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract other than Western who is representing the Seller. Seller agrees to pay, pursuant to a separate agreement between Seller and Western, a 2% commission payable to Western in connection herewith if, as and when the Closing occurs. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII
REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1  Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer and, with respect to representations, warranties and covenants made by Western or made jointly by Seller and Western, Seller and Western hereby jointly and severally represent, warrant and covenant to Buyer, in each case, as follows:

(a)  Authority; No Conflicts. Seller is a limited partnership duly formed, validly existing and in good standing in the State of Texas. Western is a limited partnership duly formed, validly existing and in good standing in the State of Texas. Each of Seller and Western has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller or Western of this Contract, except as set forth in Exhibit E, and this Contract is hereby binding and enforceable against Seller and Western. Neither the execution nor the performance of, or compliance with, this Contract by Seller or Western has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller, Western or to the Hotel.

(b)  FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c)  Bankruptcy. Neither Seller, Western nor, to Seller’s knowledge, any of its or their partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d)   Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases entered into by or on behalf of Seller (other than those entered into by Licensor) and used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit D-1, and, to Seller’s knowledge, a complete list of all other FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit D-2. Except for the License Agreement, the assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotel. There are no leases, management agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) to Seller’s knowledge, binding upon the Hotel, relating to the ownership, occupancy, operation or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases previously disclosed in writing to Buyer or to be delivered to Buyer pursuant to Section 3.1. No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer or Licensor pursuant to the License Agreement.

(e)  Pending Claims. Seller has not received any written notice of: (i) any claims, demands, litigation, proceedings or governmental investigations pending or threatened against any entity constituting Seller or related to the business or assets of the Hotel, (ii) any special assessments or extraordinary taxes except as set forth in the Title Commitment or on Exhibit I attached hereto and incorporated herein by reference, and (iii) any pending or threatened condemnation or eminent domain proceeding which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

(f)  Environmental. With respect to environmental matters, to Seller’s knowledge (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, except as disclosed in the report set forth on Exhibit G attached hereto and incorporated herein by reference, (ii) no portion of the Real Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chlorine for the swimming pool, all of which are stored on the Real Property in strict accordance with applicable Environmental Requirements (as hereinafter defined) and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, and (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Real Property or any portion thereof is pending or threatened. As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(g)    Title and Liens.    Except for Seller Liens to be released at Closing, Seller has good and marketable fee simple absolute title to the Real Property, subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E Leases, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or of which Seller has received notice or which are otherwise known to Seller related to any other Personal Property.

(h)    Utilities.    To Seller’s knowledge, all appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are currently sufficient and available to service the Hotel and all installation, connection or “tap-on” and usage fees have been paid.

(i)    Licenses, Permits and Approvals.    Seller has not received any written notice, and Seller has no knowledge that the Property fails to comply with applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. To Seller’s knowledge, Seller has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit, including without limitation, the License Agreement, is in full force and effect, and will be received and in full force and effect as of the Closing. To Seller’s knowledge, no licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel requires any approval of a governmental authority for transfer of the Property except as set forth in Exhibit E.

(j)    Financial Statements.    Seller has delivered copies of all prior and current (i) Financial Statements for the Hotel, (ii) operating statements prepared by Licensor for the Hotel, and (iii) monthly financial statements prepared by Licensor for the Hotel. To Seller’s knowledge, each of such statements is complete and accurate in all material respects and fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon such financial statements in connection with its ownership and operation of the Hotel, and there are no independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the financial statements prepared by or on behalf of Licensor that have been provided to Buyer.

(k)    Employees.    All employees employed at the Hotel are the employees of Licensor. To Seller’s knowledge, there are no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or Licensor or the Hotel is bound with respect to any employees employed at the Hotel.

(l)    Construction.

(i)    To the knowledge of Seller and Western, the Hotel has been constructed in a good and workmanlike manner without encroachments and in accordance in all material respects with the Contracts, Plans and Specs, and all building permits and certificates of occupancy therefor and all applicable zoning, platting, subdivision, health, safety and similar laws, rules, regulations, ordinances and codes.

(ii)    To the knowledge of Seller and Western, Personal Property is in good condition and operating order.

(iii)    To the knowledge of Seller and Western, necessary easements for ingress and egress, drainage, signage and utilities serving the Hotel have either been dedicated to the public, conveyed to the appropriate utility or will be conveyed to Buyer along with the Property.

(m) Operations. To Seller’s knowledge, the Hotel has at all times been operated by Licensor in accordance with all applicable laws, rules, regulations, ordinances and codes.

As used herein, “knowledge” or “known to” or similar statements include reasonable inquiry by Seller and Western of Seller’s and Western’s key employees and the general manager and regional manager of the management company for the Hotel.

7.2    Buyer’s representations, warranties and covenants.  Buyer represents, warrants and covenants:

(a)    Authority.  Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the applicable Closing Date all necessary consents of the Board of Directors of Buyer and is fully authorized to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

(b)    Bankruptcy.  Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

7.3    Survival.  All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing

Date. All of the representations and warranties made herein shall survive Closing for a period of two (2) years and shall not be deemed to merge into or be waived by any Seller’s Deed or any other closing documents.

ARTICLE VIII
ADDITIONAL COVENANTS

8.1    Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall use best efforts to keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

8.2    Operations. From and after the date hereof through the Closing on the Property Seller shall comply with the License Agreement and shall perform and comply with all of the following subject to and in accordance with the terms of the License Agreement:

(a)    Continue to maintain the Property generally in accordance with past practices of Seller and pursuant to and in compliance with the License Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities retaining such bookings in accordance with the terms of the License Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in substantial compliance with all current Licenses, including, without limitation all Licenses under the License Agreement;

(b)    Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the License Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel;

(c)    Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear excepted; and not commit waste of any portion of the Hotel;

(d)    Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites of the Hotel;

(e)    Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(f)    Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(g)    Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

(h)    Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

(i)    Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated.

Seller shall promptly furnish to Buyer copies of all new, amended or extended FF&E Leases, Service Contracts, Leases and other contracts or agreements (other than routine hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by Licensor prior to Closing of which Seller has knowledge or a copy or which are obtainable from Licensor. Buyer shall have the right to extend the Review Period for a period of five (5) business days in order to review any of the foregoing that are not received by Buyer at least five (5) business days prior to the expiration of the Review Period. Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

8.3    Third Party Consents. Prior to the Closing Date, Seller shall, at Seller’s expense, use best efforts to obtain any and all third party consents and approvals required in order to transfer the Hotel to Buyer, including, without limitation, all consents and approvals referred to on Exhibit E (collectively, the “Third Party Consents”).

8.4    Employees. Upon reasonable prior notice to Seller by Buyer, Buyer and its employees, representatives and agents shall have the right to communicate with Seller’s staff, and with approval of Licensor, the Hotel staff and Licensor’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel, at any time before Closing. Buyer shall not interfere with the operations of the Hotel while engaging in such communication in a manner that materially adversely affects the operation of the Property or the License Agreement.

8.5    Estoppel Certificates. Seller shall obtain from (i) each tenant under any Lease affecting the Hotel (but not from current or prospective occupants of hotel rooms and suites within the Hotel) and (ii) each lessor under each FF&E Lease for the Hotel identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms attached hereto as Exhibit F-1 and F-2, and deliver to Buyer not less than five (5) days before the Closing.

8.6    Management.  Seller represents and warrants to Buyer that Licensor currently manages the Hotel under the License Agreement and that all Liquor Licenses are held in the name of Licensor or its affiliate and all employees at the Hotel are employees of Licensor. The parties acknowledge and agree that it is a condition to Seller’s and Buyer’s obligations under this Contract that the License Agreement be amended and assigned to Buyer pursuant to Article V.

8.7    Shadow Management.  No sooner than ten (10) days prior to Closing and with consent of Licensor, Seller and Licensor shall permit Buyer to establish and maintain a shadow management operation with respect to the Hotel prior to the Closing Date; provided, however, that Buyer may observe but may not give any directions or instructions to any of the Hotel’s employees prior to Closing. Personnel from Buyer’s shadow management operation shall have reasonable access during normal business hours to all books, records and other information in the possession or control of Seller and Licensor or its or their agents concerning Property and the operations of the Hotel; provided, however, that Buyer and its shadow management operation and employees (a) shall not interfere with the normal management and operation of the Hotel in a manner that materially adversely affects the operation of the Property or the License Agreement, (b) shall hold all information acquired from such books and records confidential in accordance with the provisions of this Contract, and (c) shall not be deemed to have assumed management responsibilities by virtue of such shadow management.

8.8    Liquor Licenses.  As a condition to Buyer’s obligations under this Contract, Licensor shall have or shall have obtained all liquor licenses and alcoholic beverage licenses necessary or desirable to operate any restaurants, bars and lounges presently located within the Hotel (collectively, the “Liquor Licenses”). If permitted under the laws of the jurisdiction in which the Hotel is located, Licensor shall execute and file any and all necessary forms, applications and other documents (and Seller shall cooperate with Licensor in filing such forms, applications and other documents) with the appropriate liquor and alcoholic beverage authorities prior to Closing so that the Liquor Licenses remain in full force and effect upon completion of Closing. If not permitted prior to Closing, Licensor will promptly execute any and all forms, applications and other documents required to maintain the Liquor Licenses in full force and effect at the earliest date reasonably practicable, consistent with the laws of the state or commonwealth in which the Hotel is located, in order that all Liquor Licenses. Seller shall cooperate with Licensor’s preparation and filing of such forms, applications and other documents.

8.9    Access to Financial Information.  Buyer’s representatives shall have access to all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its affiliates. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letter.

8.10    Bulk Sales.  At Seller’s risk and expense, Seller shall take all steps reasonably necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

8.11    Indemnification.  If the transactions contemplated by this Contract are consummated as provided herein:

(a)    Indemnification of Buyer.  Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i)      any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii)     the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract;

(iii)    any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract;

(iv)     any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property; and

(v)      the conduct and operation by or on behalf of Seller of the Hotel or the ownership, use or operation of the Property prior to Closing.

(b)    Indemnification of Seller.  Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i)      the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii)     the conduct and operation by Buyer of its business at the Hotel after the Closing; and

(iii)  any liability or obligation of Buyer expressly assumed by Buyer at Closing.

(c)    Indemnification Procedure for Claims of Third Parties.  Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i)    The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.11, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii)    If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii)  Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the

Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

8.12    (Intentionally Omitted).

8.13    Escrow Funds.  To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, an amount equal to One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Escrow Funds”) shall be withheld from the Purchase Price payable to Seller and shall be deposited for a period of one hundred eighty (180) days in an escrow account with the Title Company pursuant to an escrow agreement reasonably satisfactory in form and substance to Buyer and Seller (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract.

ARTICLE IX
CONDITIONS FOR CLOSING

9.1    Buyer’s Conditions for Closing.  Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

(a)    All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b)    Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c)    Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d)    All Liquor Licenses shall be in full force and effect and shall remain in full force and effect following Closing, and Buyer shall have received satisfactory evidence thereof.

(e)    The License Agreement shall have been assigned, amended and transferred to Buyer with the consent of Licensor, such License Agreement, assignment, amendment and consent to be substantially in the form of Exhibit F-3 attached hereto and shall include, without limitation, a waiver of any right of first refusal and/or option to purchase the Property in favor of Licensor relating to or arising from the transactions contemplated by this Contract, and Seller shall have approved and paid all fees and costs in connection therewith as contemplated by Article V, above, and Buyer shall not be responsible for any costs or expenses deemed unreasonable by Buyer in connection with such assignment, amendment and/or transfer or PIP improvements.

(f)    Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(g)    The Escrow Funds shall have been deposited in the escrow account pursuant to the Post-Closing Agreement and the parties thereto shall have entered into the Post-Closing Agreement.

(h)    The PIP Costs (as hereinafter defined) shall not exceed One Hundred Thousand and No/100 Dollars ($100,000.00) or any such excess shall be paid at Closing by Seller.

9.2    Seller’s Conditions for Closing.  Unless otherwise waived in writing, and without prejudice to Seller’s right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the remaining Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(a)    All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b)    Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c)    Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

(d)    The License Agreement shall have been assigned and transferred to Buyer with Licensor’s consent.

ARTICLE X
CLOSING AND CONVEYANCE

10.1    Closing.  Closing on the Property shall occur as of January 3, 2003 or a later date selected by Buyer that is not later than February 28, 2003, provided that all conditions to Closing by Buyer hereunder have been satisfied. Buyer will provide Seller at least five (5) days prior written notice of the Closing Date selected by Buyer if other than January 3, 2003.

The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Seller.

10.2    Seller’s and Western’s Deliveries.  At Closing, Seller or Western, as applicable, shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller or Western, as applicable, prior to such Closing).

(a)    Deed.  A Special Warranty Deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

(b)    Bills of Sale.  Bills of Sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to Licensor as holder of the Liquor Licenses required for operation of the Hotel).

(c)    General Assignments.  Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit D hereto (the “Hotel Contracts”). The Assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel.

(d)    FIRPTA; 1099.  A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

(e)    Title Company Documents.  All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue said irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title to the Real Property constituting part of the Property, subject only to the Permitted Exceptions in the amount of the Purchase Price.

(f)    Possession; Estoppel Certificates.  Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases, and estoppel certificates from tenants under Leases and the lessors under FF&E Leases in the forms attached hereto as Exhibit F.

(g)    Vehicle Titles.  The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations.

(h)    Authority Documents.  Certified copy of resolutions of the partners of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which the Property is located.

(i)    Miscellaneous.  Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(j)    Plans, Keys, Records, Etc.  To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(k)    Closing Statements.  Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

(l)    Western Indemnification Agreement.  At Closing, Western shall deliver to Buyer the Western Indemnification Agreement.

(m)    Assignment of License Agreement.  An assignment of Seller’s right, title and interest under the License Agreement substantially in the form of Exhibit F-3, executed by all parties thereto

10.3    Buyer’s Deliveries.  At Closing of the Hotel, Buyer shall deliver the following

(a)    The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below.

(b)    Authority Documents.  Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c)    Miscellaneous.  Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(d)    Closing Statements.  Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI
COSTS

All Closing costs shall be paid as set forth below:

11.1    Seller’s Costs.  In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, sales or bulk transfer taxes or like taxes on or in connection with the transfer of the Personal Property constituting part of the Property pursuant to the Bill of Sale, in each case except as otherwise provided in Section 12 and all accrued taxes of Seller prior to

Closing and income taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall also be responsible for the costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall be responsible for all costs (other than Buyer’s attorneys fees) related to the transfer of the License Agreement for the Hotel or issuance of a new license agreement to Buyer (other than costs of PIP improvements, if any, required by Licensor in connection with the assignment of the License Agreement) to Buyer or its affiliate. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property.

11.2    Buyer’s Costs.  In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives and for costs of PIP improvements, if any, required by Licensor in connection with the assignment of the License Agreement to Buyer or its affiliate (“PIP Costs”), provided that the aggregate amount of such PIP Costs do not exceed One Hundred Thousand and No/100 Dollars ($100,000.00). Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV and the per page recording charges for the Deed (if applicable).

ARTILCE XII
ADJUSTMENTS

12.1    Adjustments.  Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 12:01 a.m. on the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing and, to the extent applicable, shall be collected through and/or adjusted in accordance with the terms of the License Agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller shall request that Licensor determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

(a)    Taxes.  All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

(b)    Utilities.  All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer.

If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

(c)    Income/Charges.  All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

(d)    Accounts.  All operating accounts, petty cash, cash in cash registers and cash in vending machines of the Seller as of the Cutoff Time shall remain the property of Seller. At Buyer’s election, Buyer shall give Seller a credit for any or all such items other than funds deposited in a bank account, in which event such credited items shall become the property of Buyer. All reserve accounts and escrow accounts (including all FF&E Accounts and all other accounts, reserves and escrows held by or on behalf of Licensor) shall become the property of Buyer, without additional charge to Buyer, except that Seller shall receive a credit equal to the amount of the funds held by Licensor (i) in any FF&E Account as of the Closing Date, provided that in no event shall such credit exceed Four Hundred Thousand and No/100 Dollars ($400,000.00) and (ii) in any tax and insurance escrow account as of the Closing Date to the extent the same relate to payments of taxes and insurance premiums for the period from and after the Closing Date. Alternatively, at Seller’s option, the portion of the funds in the FF&E Accounts for which Seller is entitled to a credit pursuant to the immediately preceding sentence may be used to provide a portion of the Escrow Funds required under Section 8.13.

(e)    Guest Ledger.  Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein.

(f)    Room Rentals.  All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall belong to Seller, but Seller shall provide Buyer credit at Closing equal to the reasonable expenses to be incurred by Buyer to clean such guests’ rooms.

(g)    Advance Deposits.  All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.

(h)    Accounts Receivable.  To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received from debtors owing such accounts receivable balances after Closing, unless otherwise provided in the License Agreement, shall be applied as expressly provided in such remittance, or if not specified then to the Seller’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Buyer’s account.

(i)    Accounts Payable.  To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.

(j)    Restaurants, Bars, Machines, Other Income.  All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

12.2    Reconciliation and Final Payment.  Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within sixty (60) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

12.3    Employees.  All employees of the Hotel shall be and remain employees of Licensor as of the Closing Date, and Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at each Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller for the purposes of the adjustments to be made as of the Cutoff Time. Licensor shall be responsible, pursuant to the terms of the License Agreement, for the wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the License Agreement.

ARTICLE XIII
CASUALTY AND CONDEMNATION

13.1    Risk of Loss; Notice.  Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2    Buyer’s Termination Right.  If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event the Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of the Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in value.

13.3    Procedure for Closing.  If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage. In the case of damage or casualty, at Buyer’s election, Seller shall repair and restore the Property to its condition immediately prior to such damage or casualty and shall assign to Buyer all excess insurance proceeds.

ARTICLE XIV
DEFAULT REMEDIES

14.1    Buyer Default.  If Buyer defaults under this Contract after the Review Period, and such default continues for ten (10) days following written notice from Seller (provided no notice shall extend the time for Closing), then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the Deposit, including any interest thereon, shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder.

14.2    Seller Default.  If Seller defaults under this Contract, and such default continues for ten (10) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Deposit, including any interest thereon, shall be returned to the Buyer, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against Seller for damages or specific performance.

14.3    Attorney’s Fees.  Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV
NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Suites Realty Group, Inc. 10 South Third Street Richmond, Virginia 23219 Attention: Glade M. Knight, President Fax No.: (804) 344-8129

with a copy to:	McGuireWoods LLP One James Center Richmond, Virginia 23219 Attention: Nancy R. Little, Esq. Fax No.: (804) 698-2101

If to Seller:	Westel Properties II, Ltd. c/o Western International 13647 Montfort Drive Dallas, Texas 75240 Attention: Thomas J. Mastor Fax No.: (972) 934-8698

with a copy to:	W. Robert Dyer, Jr., Esq. Gardere Wynne Sewell LLP 3000 Thanksgiving Tower 1601 Elm Street Dallas, Texas 75201 Fax No.: (214) 999-3574

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTCLE XVI
MISCELLANEOUS

16.1    Performance.  Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

16.2    Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3    Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

16.4    Governing Law.  The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the State of Texas.

16.5    Captions.  The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6    Confidentiality.  Except as otherwise required by law (including without limitation laws and regulations applicable to Buyer or its affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel, Buyer’s consultants and agents, Licensor and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.

16.7    Closing Documents.  To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8    Counterparts.    This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9    Severability.  If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10    Interpretation.  For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11    Business Day.  “Business day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia or the State of Texas.

16.12    Further Acts.  In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13    Joint and Several Obligations.  If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

16.14    Notice of Proposed Listing .  In the event that the sale of the Property contemplated by this Contract is consummated, if at any time during the five (5) year period commencing on the date of execution of this Contract by Buyer and Seller, Seller or any of its affiliates (other than an affiliate in which neither Seller nor Western has any decision-making or management powers with respect to the sale or offering or listing for sale of such affiliate’s property or properties) proposes to list for sale any hotel property or properties owned, acquired, constructed or developed by Seller or its affiliates and located within a ten (10)-mile radius of the Hotel (any such other hotel property being referred to as an “Other Property”), Seller or Western shall promptly deliver to Buyer written notice thereof and Buyer shall have the right to see and participate in the offering and/or otherwise make an offer to purchase any such Other Property.

ARTICLE XVII
JOINDER BY WESTERN

Western joins herein for the purpose of making the representations, warranties and covenants of Western provided for in this Contract. Western also agrees to indemnify and defend Buyer and hold Buyer harmless from and against all liabilities, claims, costs, expenses and damages arising or resulting from:

(a)    Misapplication by Seller or Western, or any person or entity that controls or is controlled by Seller or Western (collectively, “Seller Entities”), of proceeds of insurance, condemnation awards, Hotel rents, revenues and receipts and/or prepaid rentals and/or other deposits paid or payable in respect of any period prior to Closing;

(b)    Failure by any Seller Entity to pay taxes or other amounts payable in respect of any period prior to Closing that could result in a lien, security interest or other encumbrance (other than Permitted Exceptions) on the Property; or

(c)    Fraud or material misrepresentation by Seller or Western including, without limitation, in the representations of Seller and Western contained in Section 7.1.

Indemnification claims and procedures shall be consistent with those provided for in Section 8.11(c) of this Contract. Seller shall provide at Closing an indemnification agreement in form and substance satisfactory in form and substance to Buyer with respect to the foregoing indemnifications (the “Western Indemnification Agreement”), which shall be a condition to Buyer’s obligation to close under this Contract.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

WESTEL PROPETIES II, LTD., a Texas limited liability partnership

By:	WESTEL ASSOCIATES, L.C., a Texas limited liability company, General Partner

	By:	/s/ Tom Mastor
	Name:	Tom Mastor
	Title:	Vice President

BUYER:

APPLE SUITES REALTY GROUP, INC., a Virginia corporation

By:	/s/ Glade M. Knight
Glade M. Knight, President

WESTERN:

W.I. REALTY I, L.P., d/b/a WESTERN INTERNATIONAL, a Texas limited partnership

By:	W.I. Realty, L.C., a Texas limited liability company, General Partner

	By:	/s/ Tom Mastor
	Name:	Tom Mastor
	Title:	Vice President

SCHEDULE 1

DESCRIPTION OF HOTEL

Hotel	Rooms	Other Improvements/ Amenities	Allocable Portion of Purchase Price
Houston Residence Inn	120	72,446 sq., ft, aggregate meeting room space; indoor swimming pool, exercise room, spa, business center	$14,300,000.00

EXHIBIT A

LEGAL DESCRIPTION

TRACT I:

A tract of land containing 3.3654 acres (146,598 square feet), more or less, out of Reserve “O”, in Block Fifteen (15) of WESTCHASE SUBDIVISION, SECTION EIGHT (8), a subdivision in Harris County, Texas, according to the map or plat thereof recorded in Volume 241, page 143 of the Map Records of Harris County, Texas. Said tract of land being more particularly described by metes and bounds as follows:

A Parcel of land containing 3.3654 acres (146,598 square feet) more or less out of reserve O, Block 15, Westchase Subdivision, Section 8, according to the plat thereof recorded in Volume 241, page 143, Map Records, Harris County, Texas, said 3.3654 acre tract being out of that certain 10.7510 acre tract conveyed by Westchase Acquisition, Inc. to Frank M. Putman, Trustee, by deed recorded under County Clerk’s File No. L995446, Official Public Records of Real Property, Harris County, Texas, said 10.1510 acre tract also conveyed from Frank M. Putman, Trustee to NWB Partners, Ltd. by deed recorded under County Clerk’s File No. R735415, Official Public Records or Real Property, Harris County, Texas, said 3.3654 acre tract being that same tract conveyed from MRIW, Ltd. to Westel Properties II, Ltd., by deed recorded under County Clerk’s File No. S753298, Official Public Records of Real Property, Harris County, Texas, and also being out of the George L. Bellows survey, Abstract No. 3, Harris County, Texas, and being more particularly described as follows:

Commencing at a found “X” cut in concrete on the southerly line of Westheimer Road, 120 feet wide, marking the most westerly cutback corner located at the southwesterly corner of the intersection of Westheimer Road and Elmside drive, said point being the most northerly northeasterly corner of the said reserve O;

Thence, S 47° 30’ 24” E, along said cutback, a distance of 14.14 feet to a found 5/8 inch iron rod on the westerly line of the said Elmside Drive, variable width, said iron rod being on the most southerly northeasterly corner of the said reserve O;

Thence, S 02° 30’ 24” E, along the easterly line of the said reserve O and the westerly line of the said Elmside Drive, a distance of 140.00 feet to a found 5/8 inch iron rod;

Thence, S 03° 27’ 41” E, along the easterly line of the said reserve O and the westerly line of the said Elmside Drive, a distance of 150.02 feet to a found 5/8 inch iron rod;

Thence, S 02° 30’ 24” E, along the easterly line of the said reserve O and the westerly line of the said Elmside Drive, a distance of 94.59 feet to a set 5/8 inch iron rod being the point of beginning;

A-1

Thence, S 02° 30’ 24” E, along the easterly line of the said reserve O and the westerly line of the said Elmside Drive, a distance of 375.16 feet to a set “X” cut in concrete on the beginning of a curve to the left;

Thence, along the easterly line of the said reserve O and the westerly line of the said Elmside Drive and the arc of the said curve to the left having a radius of 830.00 feet through a central angle of 02° 05’ 17”, a distance of 30.25 feet to a set 5/8 inch iron rod on the southeasterly corner of the said 10.7510 acre tract said iron rod being on the northeasterly corner of that certain 9.7462 acre tract conveyed by sandpiper Village Holdings, Ltd., to Sandpiper Equities, Inc. by deed recorded under County Clerk’s File No. M635080, Official Public Records of Real Property, Harris County, Texas, said curve having a chord which bears S 03° 33’ 03” E, 30.25 feet in length;

Thence, S 87° 29’ 36” W, along the southerly line of the said 10.7510 acre tract and the northerly line of the said 9.7462 acre tract, a distance of 362.15 feet to a found 5/8 inch iron rod;

Thence, N 02° 30’ 24” W, a distance of 405.40 feet to a set 5/8 inch iron rod;

Thence, N 87° 29’ 36” E, a distance of 361.60 feet to the point of beginning and containing 3.3654 acres (146,598 square feet) of land more or less.

TRACT II: (EASEMENT TRACT)

Easement estate created in that Roadway Easement Agreement executed by and between George C. Ballas, Trustee, and 9999 Westheimer Hotel Joint Venture, a general partnership, as set forth in instrument filed for record under Harris County Clerk’s File No. H427392, as amended by First Amendment to Roadway Easement Agreement and Easement filed for record under Harris County Clerk’s File No. S307192, and further amended by Second Amendment to Roadway Easement Agreement and Easement filed for record under Harris County Clerk’s File No. S745839.

.

A-2

EXHIBIT B

LIST OF FF&E

[omitted]

B-1

EXHIBIT C

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made the              day of             , 2002 by and among WESTEL PROPERTIES II, LTD., a Texas limited partnership (“Seller”), APPLE SUITES REALTY GROUP, INC. or its assigns (“Buyer”), and LANDAMERICA - DALLAS NATIONAL DIVISION (“Escrow Agent”).

R E C I T A L S

WHEREAS, pursuant to the provisions of Section 2.5 of that certain Purchase Contract dated December            , 2002 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Deposit (as defined in the Contract); and

WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1.    Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall invest the Deposit as directed by Buyer.

2.    Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Agreement.

3.    A. Buyer shall be entitled to an immediate return of the Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent stating that Buyer has elected to terminate the Contract pursuant to Section 3.1.

   B.  If at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Deposit or applicable portion thereof and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of Buyer’s Notice to Seller. Seller shall have three (3) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If

Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

   C.    If, at any time after the expiration of the Review Period, Seller claims entitlement to the Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have three (3) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

4.    In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

5.    A.    Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

   B.    In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

   C.    Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

6.    A.    Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

   B.    Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

7.    All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

(i)    If addressed to Seller, to:

    Westel Properties II, Ltd.
    c/o Western International
    13647 Montfort Drive
    Dallas, Texas 75240
    Attn: Thomas J. Mastor
    Fax No.: (972) 934-8698

with a copy to:

W. Robert Dyer, Jr., Esq.
Gardere Wynne Sewell LLP
3000 Thanksgiving Tower
1601 Elm Street
Dallas, Texas 75202-4761
Fax No.: (214) 999-3574

(ii)    If addressed to Buyer, to:

Apple Suites Realty Group, Inc.
10 South Third Street
Richmond, Virginia 23219
Attn: Glade M. Knight, President
Fax No.: (804) 344-8129

with a copy to:

Nancy R. Little, Esq.
McGuireWoods LLP
One James Center
Richmond, Virginia 23219
Fax No.: (804) 698-2101

(iii)  If addressed to Escrow Agent, to:

LandAmerica - Dallas National Division
7557 Rambler Road, Suite 1200
Dallas, Texas 75231
Attn: David Long
Fax No.: (214) 346-7131 or (877) 556-8112

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

8.    This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

9.    The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

[Signature on Next Page]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

WESTEL PROPERTIES II, LTD.

By:	WESTEL ASSOCIATES II, L.C., a Texas limited liability company, General Partner

By:

Name:

Title:

BUYER:

APPLE SUITES REALTY GROUP, INC.

By:
Glade M. Knight, President

ESCROW AGENT:

LANDAMERICA – DALLAS NATIONAL DIVISION

By:

Name:

Title:

EXHIBIT D

LIST OF HOTEL CONTRACTS

EXHIBIT D-1 - Seller’s Hotel Contracts

EXHIBIT D-2 - Other Hotel Contracts

D-1

EXHIBIT E

CONSENTS AND APPROVALS

A.    Consents Under Hotel Contracts
B.    Consents Under Other Contracts
C.    Governmental Approvals and Consents

E-1

EXHIBIT F-1

FORM OF TENANT ESTOPPEL CERTIFICATES

Not Applicable

EXHIBIT F-2

FORM OF FF&E ESTOPPEL CERTIFICATES

This CONSENT, ASSIGNMENT AND ESTOPPEL CERTIFICATE (this “Agreement”) is made as of                         ,             , among                         , a              (the “Lessor”); WESTEL PROPERTIES II, LTD., a Texas limited Partnership (“the Assignor”); [APPLE HOSPITALITY MANAGEMENT, INC., a Virginia corporation (“the Assignee”); and                         , a                          (the “New Owner”)].

RECITALS

A.  Pursuant to the [Lease Agreement] dated as of                          (the “Lease”) between the Lessor and the Assignor, the Lessor leased to the Assignor certain personal property and/or equipment more particularly described in the Lease (the “Equipment”) used or to be used in connection with the “Residence Inn by Marriott” lodging facility in Houston, Texas (the “Inn”).

B.  The Assignor has agreed to sell the Inn to the New Owner, and the New Owner will lease the Inn to the Assignee and has instructed the Assignor to assign its right, title and interest under the Lease to the Assignee. The Assignee has agreed to accept such assignment and to assume the Assignor’s obligations under the Lease on the terms and conditions set forth below.

C.  The Lessor has agreed to consent to the assignment of the Assignor’s interest in the Lease to the Assignee on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.  Defined Terms.    Unless otherwise defined herein, all capitalized terms used in this Agreement and defined in the Lease shall have the respective meanings set forth in the Lease.

2.  Assignment.    The Assignor hereby assigns, grants, transfers and conveys to the Assignee all right, title, interest of the Assignor in, to and under the Lease and the Assignor’s leasehold interest in the Equipment.

3.  Assumption.    The Assignee accepts the foregoing assignment from the Assignor and assumes and agrees to perform the obligations of the Assignor under the Lease arising after the date hereof.

4.  The Lessor’s Consent.    To the extent required by the Lease, the Lessor hereby consents to the assignment by the Assignor to the Assignee of the Assignor’s right, title and interest under the Lease to the Assignee, and the Assignee’s assumption of the Assignor’s obligations thereunder.

5.  Representations by the Lessor.    The Lessor represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate actions on the part of the Lessor, none of which actions have been modified or rescinded, and all of which actions are in full force and effect, (ii) this Agreement constitutes a valid and binding obligation of the Lessor, enforceable against the Lessor in accordance with its terms, (iii) the Lessor has not assigned it interest under the Lease and the Lease has not otherwise been assigned, mortgaged, pledged, or encumbered, (iv) the Lease is in full force and effect, represents the entire agreement of the Lessor and the Assignor with respect to the Equipment, and has not been modified, supplemented or amended in any respect, and a true and complete list of the Equipment is included in and/or attached to the Lease, (v) no event has occurred and is continuing which entitles the Lessor to terminate the Lease, (vi) no default or event of default has occurred and is continuing under the Lease and, to the Lessor’s knowledge, no circumstances exist which, with the giving of notice, the lapse of time, or both, would constitute a default or an event of default or otherwise entitle the Lessor to terminate the Lease, (vii) all rent and other amounts due and payable under the Lease have been paid through                         , 2002, (viii) the expiration date of the lease is                             , and (ix) this Agreement may be relied upon by the New Owner, the Assignee and its or their lenders

6.   Reprsentations by the Assignor.    The Assignor represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited partnership actions on the part of the Assignor, none of which actions have been modified or rescinded, and all of which actions are in full force and effect, and (ii) this Agreement constitutes a valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms.

7.  Representations by the Assignee.    The Assignee represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate actions on the part of the Assignee, none of which actions have been modified or rescinded, and all of which actions are in full force and effect, and (ii) this Agreement constitutes a valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms.

8.  Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.  Governing Law; Successors and Assigns.    This Agreement shall be governed by and shall be construed and enforced in accordance with the laws of the State of Texas, without regard to conflicts of law principles. This Agreement shall be binding upon the successors and permitted assigns of the parties hereto. Nothing in this Agreement is intended to, nor shall it, confer any rights on any person or entity other than the parties hereto and all third party rights are expressly negated.

10.  Counterparts.    This Agreement may be executed in separate counterparts, the signatures on which may be by facsimile, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE LESSOR:

By:
Name:
Title:

THE ASSIGNOR:

WESTEL PROPERTIES II, LTD.

By: WESTEL ASSOCIATES II, L.C., a Texas limited liability company, General Partner

By:
Name:
Title:

THE ASSIGNEE:

APPLE HOSPITALITY MANAGEMENT, INC.

By:
Name:
Title:

THE NEW OWNER:

By:
Name:
Title:

[NOTE: FINAL FORM TO BE MUTUALLY ACCEPTABLE TO BUYER AND
APPLICABLE FF&E LESSOR(S).]

EXHIBIT F-3

FORM OF CONSENT, ASSIGNMENT AND ASSUMPTION OF MANAGEMENT
AGREEMENT

This CONSENT, ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT (this “Agreement”) is made as of                         ,             , among RESIDENCE INN BY MARRIOTT, INC., a Delaware corporation (“the Manager”); WESTEL PROPERTIES II, LTD., a Texas limited Partnership (“the Assignor”); APPLE HOSPITALITY MANAGEMENT, INC., a Virginia corporation (“the Assignee”); and                                     , a Virginia corporation (the “New Owner”).

RECITALS

D. Pursuant to the Management Agreement dated as of April 8, 1996, as amended by First Amendment to Management Agreement dated October 8, 1997 (the “Management Agreement”) between the Manager and the Assignor, the Manager was engaged by the Assignor to manage and operate a lodging facility in Houston, Texas, consisting of 120 suites, as a “Residence Inn by Marriott” (the “Inn”).

E. The Assignor has agreed to sell the Inn to the New Owner, subject to the Management Agreement. The New Owner will lease the Inn to the Assignee and has instructed the Assignor to assign its right, title and interest under the Management Agreement directly to the Assignee. The Assignee has agreed to accept such assignment and to assume the Assignor’s obligations under the Management Agreement on the terms and conditions set forth below.

F. The Manager has agreed to consent to the sale of the Inn to the New Owner, the lease of the Inn to the Assignee, and the assignment of the Assignor’s interest in the Management Agreement to the Assignee on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.  Defined Terms.    Unless otherwise defined herein, all capitalized terms used in this Agreement and defined in the Management Agreement shall have the respective meanings set forth in the Management Agreement.

2.  Assignment.    The Assignor hereby assigns, grants, transfers and conveys to the Assignee all right, title, interest of the Assignor in, to and under the Management Agreement, including, without limitation, all funds, escrows and accounts maintained by the Manager thereunder.

3.  Assumption.    The Assignee accepts the foregoing assignment from the Assignor and assumes and agrees to perform and to pay or discharge any and all obligations of the Assignor under the Management Agreement arising after the date hereof and further agrees to be bound by the terms of the Management Agreement.

4.    The Manager’s Consent.  To the extent required by the Management Agreement, the Manager hereby consents to (i) the sale and conveyance of the Inn by the Assignor to the New Owner, (ii) the lease of the Inn by the New Owner to the Assignee, and (iii) the assignment by the Assignor to the Assignee of the Assignor’s right, title and interest under the Management Agreement to the Assignee, and the Assignee’s assumption of the Assignor’s obligations thereunder.

5.    Manager’s Right of First Negotiation and Right to Terminate.  The Manager hereby confirms that it has not, and will not, exercise its right of first negotiation under Section 10.02.B of the Management Agreement or its right to terminate the Management Agreement under Section 10.02.B.2.a of the Management Agreement, in connection with the transactions described in the Recitals above.

6.    The Manager’s Accounting Obligations.  The Assignor, the Assignee and the New Owner hereby acknowledge and agree that the Manager shall have no obligation to provide accounting, bookkeeping, or other assistance to the Assignor, the Assignee or the New Owner in allocating pre-assignment and/or post-assignment revenues and expenses among the Assignee, the Assignor and the New Owner (or any affiliate thereof); accordingly, the Manager shall not be required to provide any documentation or reports concerning revenues or expenses other than the customary Accounting Period statement and customary year-end statement required under the Management Agreement.

7.    Representations by the Manager.  The Manager represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate actions on the part of the Manager, none of which actions have been modified or rescinded, and all of which actions are in full force and effect, (ii) this Agreement constitutes a valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms, (iii) the Manager has not assigned it interest under the Management Agreement and currently manages and operates the Inn pursuant thereto, (iv) the Management Agreement is in full force and effect, represents the entire agreement of the Manager and the Assignor with respect to the Inn, and has not been further modified, supplemented or amended in any respect, (v) no event has occurred and is continuing which entitles the Manager to terminate the Management Agreement, (vi) no Event of Default has occurred and is continuing under the Management Agreement and, to the Manager’s knowledge, no circumstances exist which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default or otherwise entitle the Manager to terminate the Management Agreement, (vii) all management fees and other compensation due and payable to the Manager under the Management Agreement, including, without limitation, the Base Management Fee, Residence Inn System Fee and Incentive Management Fee, if any, have been paid through                         , 2002, and (viii) as of the date hereof, the current balance of the Reserve established by the Manager under Section 5.02 of the Management Agreement is $                    .

8.    Reprsentations by the Assignor.  The Assignor represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited partnership actions on the part of the Assignor, none of which actions have been modified or rescinded, and all of which actions are in full force and effect, and (ii) this Agreement constitutes a valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms.

9.    Representations by the Assignee.  The Assignee represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate actions on the part of the Assignee, none of which actions have been modified or rescinded, and all of which actions are in full force and effect, and (ii) this Agreement constitutes a valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms.

10.    Representations by the New Owner.  The New Owner represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate actions on the part of the New Owner, none of which actions have been modified or rescinded, and all of which actions are in full force and effect, and (ii) this Agreement constitutes a valid and binding obligation of the New Owner, enforceable against the New Owner in accordance with its terms.

11.    Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.    Governing Law; Successors and Assigns.  This Agreement shall be governed by and shall be construed and enforced in accordance with the laws of the State of Texas, without regard to conflicts of law principles. This Agreement shall be binding upon the successors and permitted assigns of the parties hereto. Nothing in this Agreement is intended to, nor shall it, confer any rights on any person or entity other than the parties hereto and all third party rights are expressly negated.

13.    Counterparts. This Agreement may be executed in separate counterparts, the signatures on which may be by facsimile, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE MANAGER:

RESIDENCE INN BY MARRIOTT, INC.

By:
Name:
Title:

THE ASSIGNOR:

WESTEL PROPERTIES II, LTD.

By: WESTEL ASSOCIATES II, L.C., a Texas limited liability company, General Partner

By:
Name:
Title:

THE ASSIGNEE:

APPLE HOSPITALITY MANAGEMENT, INC.

By:
Name:
Title:

THE NEW OWNER:

By:
Name:
Title:

[NOTE: FINAL FORM TO BE MUTUALLY ACCEPTABLE TO BUYER AND LICENSOR.]

EXHIBIT G

ENVIRONMENTAL REPORTS

[omitted]

G-1

EXHIBIT H

LIST OF EXCLUDED ASSETS

[omitted]

H-1

EXHIBIT I

LIST OF SPECIAL ASSESSMENTS AND EXTRAORDINARY TAXES

[omitted]